Exhibit 2.1

FIRST AMENDMENT
TO
SECURITIES PURCHASE AGREEMENT
This First Amendment to Securities Purchase Agreement (this “First Amendment”), dated as of February 25, 2016, is made among (i) Piper Jaffray Companies, a Delaware corporation (“Parent”), (ii) Piper Jaffray & Co., a Delaware corporation (“Buyer”), (iii) Simmons & Company International, a Texas corporation (“TexCo”), (iv) SCI JV LP, a Texas limited partnership (“Seller”), (v) SCI GP, LLC, a Texas limited liability company (“GP Seller”), and (vi) Simmons & Company International Holdings LLC, a Texas limited liability company (“Seller HoldCo” and together with Seller and GP Seller, the “Seller Parties”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in that certain Securities Purchase Agreement, dated November 16, 2015, by and among the Parent, Buyer, TexCo, and the Seller Parties (as amended, the “Purchase Agreement”).
A.Parent, Buyer, TexCo, and the Seller Parties have entered into the Purchase Agreement, which sets forth such parties’ rights and obligations with respect to the transactions contemplated thereunder.
B.Parent, Buyer, TexCo, and the Seller Parties desire to amend the Purchase Agreement to reflect recent discussions and agreements as more fully described below.
NOW THEREFORE, in consideration of the premises set forth above, which are incorporated in this First Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in this First Amendment, and intending to be legally bound hereby, Parent, Buyer, TexCo, and the Seller Parties agree as follows:

1.	Holders and Proportionate Shares. Schedule I to the Purchase Agreement is hereby deleted and replaced in its entirety by Schedule I attached hereto.

2.
Contemplated Employment Agreements. Schedule III to the Purchase Agreement is hereby deleted and replaced in its entirety by Schedule III attached hereto. For the avoidance of doubt, there is no Schedule II attached to this First Amendment.

3.
Excluded Assets. Schedule V to the Purchase Agreement is hereby deleted and replaced in its entirety by Schedule V attached hereto. For the avoidance of doubt, there is no Schedule IV attached to this First Amendment.

4.	Initial Incentive Pool Employees and Allocations. Schedule 6.10 to the Purchase Agreement is hereby deleted and replaced in its entirety by Schedule 6.10 attached hereto.

5.
Separation and Severance Agreement. Pursuant to Section 6.1 of the Purchase Agreement, Buyer hereby consents to TexCo’s entry into that certain Separation Agreement and General Release, as amended, attached hereto as Exhibit A, (the “Shareholder Termination Agreement”). TexCo and the Seller Parties represent and warrant to Buyer that all of the vested and unvested shares of TexCo previously issued to the counterparty to such Shareholder Termination Agreement have been redeemed and cancelled by TexCo as contemplated by such Shareholder Termination Agreement and are no longer issued or outstanding as of the date hereof. All amounts contemplated to be paid by TexCo or any of its affiliates, including future conditional payments, under the Shareholder Termination Agreement shall be reflected as liabilities in the calculation of Estimated Closing Working Capital and Closing Working Capital (whether or not such amounts would otherwise constitute current Liabilities in accordance with Applicable Accounting Standards) to the extent such amounts remain unpaid as of the Closing.

6.
Certain Other Severance Arrangements. In addition to the matters subject to the Shareholder Termination Agreement, the parties hereto understand and acknowledge that the employment of certain employees of TexCo and its subsidiaries has been or may be terminated (whether before or after the

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Closing) with the mutual consent of the parties, as described on Annex A-1. Parent, Buyer, TexCo or their Affiliates have incurred or may incur severance and other separation-related costs or other Liabilities, including severance payments, separation payments, payments of accrued but unpaid compensation, payments in lieu of notice, statutory redundancy payments, payments of or in lieu of Employment-Related Retention, payments made to secure a separation-related release or to resolve employment claims, in connection with such terminations (the “Agreed Severance Costs”). The parties agree that (a) Buyer will bear the portion of the Agreed Severance Costs expressly described on Annex A-2 hereto (the “Buyer-Paid Severance Costs”) and (b) Seller will bear all Agreed Severance Costs other than the Buyer-Paid Severance Costs (the “Seller-Paid Severance Costs”). In order to give effect to such agreement:

a.
Up to $200,000 of post-Closing Seller-Paid Severance Costs relating to the person listed on Annex A-3 will be funded using Rescinded Retention Awards (as defined below) in accordance with Section 7 and Annex B-2 (the portion of Seller-Paid Severance Costs so funded, the “Offset Severance Costs”).

b.
The foregoing allocation of the Agreed Severance Costs is to be reflected through the Closing Working Capital adjustment as follows: (i) any Buyer-Paid Severance Costs or Offset Severance Costs in each case that remain unpaid as of the Closing shall not be reflected as liabilities in the calculation of Estimated Closing Working Capital and Closing Working Capital, (ii) the calculation of Estimated Closing Working Capital and Closing Working Capital shall be increased (i.e. resulting in a positive adjustment) in an amount equal to any Buyer-Paid Severance Costs that are or have been paid by TexCo or one of its subsidiaries as of or prior to the Closing and (iii) any Seller-Paid Severance Costs that have not been paid by TexCo or its subsidiaries as of the Closing shall be reflected as liabilities in the calculation of Estimated Closing Working Capital and Closing Working Capital (whether or not such amounts would otherwise constitute current Liabilities in accordance with Applicable Accounting Standards). For the avoidance of doubt, the amounts used in the calculation of Estimated Closing Working Capital for purposes of the Closing will be subject to adjustment pursuant to Section 1.4 of the Purchase Agreement.

c.	Section 10.1(d) of the Purchase Agreement is hereby amended by inserting “Seller-Paid Severance Costs,” immediately after the word “any” appearing at the beginning thereof.
For the avoidance of doubt, nothing in this First Amendment is intended to limit or qualify Section 6.9(e) of the Purchase Agreement.

7.
Retention Pool, Incentive Pool. Notwithstanding anything to the contrary in the Purchase Agreement, any person whose employment with TexCo or one of its subsidiaries is terminated at or prior to the Closing (or who has failed to enter into or has rescinded their offer letter with Buyer providing for Employment-Related Retention as of the Closing) and any person or category of persons identified on Annex A-1 hereto (whether or not terminated at or prior to Closing) will not receive any Employment-Related Retention and will not be an Incentive Pool Employee (unless otherwise determined in accordance with Section 6.10(a) of the Purchase Agreement). Annex B-1 sets forth certain Employment-Related Retention Awards that were never actually awarded or which have been rescinded or forfeited pursuant to the foregoing sentence (collectively, the “Rescinded Retention Awards”). None of Parent, Buyer or their Affiliates shall be obligated to pay or issue any of the Rescinded Retention Awards. The amounts that otherwise would have constituted Rescinded Retention Awards will be reallocated as provided in Annex B-2. Notwithstanding Section 6.9(g) of the Purchase Agreement or anything else to the contrary, Buyer and its Affiliates will not be obligated to pay the Rescinded Retention Awards and the amount of the Rescinded Retention Awards shall not increase the Incentive Pool except as set forth on Annex B-2. Section 6.9(g) is hereby amended to reflect that the grants of Employment-Related Retention will include an aggregate of $8,940,000 of restricted cash (rather than $9,140,000) and an aggregate of $11,614,000 of restricted Parent Common Stock (rather than $12,089,000).

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8.
Bonus Payments. Notwithstanding Section 6.9(i) of the Purchase Agreement, Seller and Buyer agree that a certain portion of accrued bonuses will be paid in August 2016 (rather than within 75 days after Closing), as more fully described on Annex C.

9.
James Baker Share Transfer. Pursuant to Section 6.1 of the Purchase Agreement, Buyer consents to TexCo’s entry into that certain Waiver of and Addendum to the Simmons & Company International Second Amended and Restated Shareholders’ Agreement in the form previously approved by Buyer, subject to the transferees’ concurrent execution of Owner Support Agreements and Equity Consideration Restricted Stock Agreements in the form previously approved by Buyer.

10.
ScotCo Dividend. The distribution by ScotCo of £5,250,000 pursuant to a previously declared dividend, as contemplated by Section 6.18 of the Purchase Agreement, shall be subject to the availability of distributable profits and to ScotCo’s compliance with applicable regulatory capital requirements and may be reduced by the directors of ScotCo in order to ensure satisfaction of such requirements.

11.
Amendment to TexCo Shareholders’ Agreement. Notwithstanding Section 6.17 of the Purchase Agreement or Schedule 6.17 to the Purchase Agreement, the parties hereto agree that the Second Amended and Restated Shareholders’ Agreement, dated June 30, 2011, by and between TexCo and the TexCo Holders, as amended by that certain Amendment No. 1 to the Second Amended and Restated Shareholders’ Agreement, dated June 30, 2012, shall not be terminated, and shall instead be amended and restated, with TexCo being removed as a party automatically as part of the Pre-Closing Restructuring. Parent, Buyer, the Relevant Companies and their Affiliates shall have no further Liability in connection therewith.

12.
Owner Representative. Seller, as Owner Representative, hereby consents to and approves this First Amendment on behalf of each of the Owner Parties, and waives on behalf of each Owner Party any objection or right of dissent arising from the execution of this First Amendment.

13.
Effect of Amendment. This First Amendment is effective as an amendment to the Purchase Agreement pursuant to and in accordance with Section 11.1 thereof, and is binding on each of the parties thereto. Except as expressly provided in this First Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by each of the applicable parties thereto. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Purchase Agreement or the Ancillary Documents, will mean and be a reference to, unless the context otherwise requires, the Purchase Agreement as amended hereby.

14.	General Terms. Articles 11 and 12 of the Purchase Agreement apply to this First Amendment, mutatis mutandis.

15.
Counterparts. This First Amendment may be executed in two or more counterparts, and delivered by facsimile or other form of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.
PARENT:

PIPER JAFFRAY COMPANIES

By:    /s/Debbra L. Schoneman
Name:    Debbra L. Schoneman
Title:    Chief Financial Officer

BUYER:

PIPER JAFFRAY & CO.

By:    /s/Debbra L. Schoneman
Name:    Debbra L. Schoneman
Title:    Chief Financial Officer

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Signature Page

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.
TEXCO:

SIMMONS & COMPANY INTERNATIONAL

By:    /s/Frederick W. Charlton
Name: Frederick W. Charlton
Title:    Managing Director

SELLER:

SCI JV LP

BY: SCI GP, LLC, its general partner

BY: SIMMONS & COMPANY INTERNATIONAL HOLDINGS LLC, its sole member

BY: SIMMONS & COMPANY INTERNATIONAL, its sole member

By: /s/Frederick W. Charlton
Name:    Frederick W. Charlton
Title:    Managing Director

GP SELLER:

SCI GP, LLC

BY: SIMMONS & COMPANY INTERNATIONAL HOLDINGS LLC, its sole member

BY: SIMMONS & COMPANY INTERNATIONAL, its sole member

By: /s/Frederick W. Charlton
Name:    Frederick W. Charlton
Title:    Managing Director

SELLER HOLDCO:

SIMMONS & COMPANY INTERNATIONAL HOLDINGS LLC

BY: SIMMONS & COMPANY INTERNATIONAL HOLDINGS LLC, its sole member

By: /s/Frederick W. Charlton
Name:    Frederick W. Charlton
Title:    Managing Director

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Signature Page